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                               Exhibit 24(b)(4)(i)

                           Additional Earnings Rider



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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

                            ADDITIONAL EARNINGS RIDER

We issued this Rider as a part of the Contract to which it is attached.

This Rider will pay an Additional Earnings Rider Amount whenever death benefit proceeds are payable under the Contract to which this Rider is attached.

Contract Number:                                     [123456]
Rider Date:                                          [11-14-2000]
Issue Age:                                           [65]
Rider Base at Issue:                                 [0]
Additional Earnings Factor:                          [10-50]%
Rider Fee Percentage (Annualized):                   [0.10-1.00]%
Rider Earnings Limit:                                [50-Unlimited]%
Maximum Rider Benefit:                               [$1,000,000.00-Unlimited]


DEFINITIONS                   The following definitions are used in this Rider.

                              Monthiversary

                              The same day in each succeeding month as the Contract Date. If there is no day in a calendar month which coincides with the Contract Date, the Monthiversary will be the first day of the next month.

                              Rider Anniversary

                              The anniversary of the Rider Date for each year the Rider remains in force.

                              Rider Base

                              The greater of the death benefit proceeds of the Contract on the Rider Date or the Annuity Value on the Rider Date; plus subsequent premium/purchase payments; less any subsequent Withdrawal Adjustment to Base. The Rider Base at Issue is stated on the first page of this Rider.

                              Rider Date

                              The date that this Rider is added to the Contract. The Rider Date is stated on the first page of this Rider. This date may only be the Contract Date or a Monthiversary.

                              Rider Earnings

                              The death benefit proceeds of the Contract minus the Rider Base.

                              Withdrawal Adjustment to Base

                              The amount of any partial surrender/withdrawal
                              multiplied by the ratio of the previous Rider Base
                              to the previous Annuity Value.
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ADDITIONAL EARNINGS           If death benefit proceeds are payable under the
RIDER AMOUNT                  terms of the Contract to which this Rider is
                              attached, this Rider will pay an Additional
                              Earnings Rider Amount of up to the dollar amount of the Maximum Rider Benefit stated on the first page of this Rider. The Additional Earnings Rider
                              Amount will equal the Additional Earnings Factor multiplied by the lesser of:

                              a) The Rider Earnings on the date used to
                                 calculate the death benefit proceeds.

                              b) The Rider Earnings Limit multiplied by the
                                 Rider Base.

ADDITIONAL EARNINGS           We will deduct a fee from the Annuity Value on
RIDER FEE                     each Rider [Anniversary] and a pro-rated fee on
                              the termination date of the Rider. The Rider Fee is equal to the Annuity Value at the time the fee is deducted, multiplied by the Rider Fee
                              Percentage shown on the first page of this Rider.
                              The fee will be deducted from each subaccount and fixed account in proportion to the amount of the Annuity Value in each account. This fee will not be deducted after the Contract is annuitized.


CONTINUATION                  If an Owner dies during the Accumulation Period
                              and the deceased Owner's spouse elects to continue the Contract as a deferred annuity under the Death of Annuitant During the Accumulation Period, the deceased Owner's spouse will have the following options:

                              a) Terminate the Additional Earnings Rider and receive a one-time Annuity Value increase equal to the Additional Earnings Rider Amount. All future surrender/withdrawal charges on this amount, if any, will be waived.

                              b)    Continue the Additional Earnings Rider
                                    without the one-time Annuity Value increase.
                                    An Additional Earnings Rider Amount would then be paid upon the death of the new Owner. This amount will be based on the Additional Earnings Factor and other calculation factors stated in this Rider.


ALTERNATIVE ELECTION          If the Owner dies during the Accumulation Period
                              and the Beneficiary or Joint Owner or Successor
                              Owner who is not the spouse of the deceased Owner elects to receive the complete distribution of the death benefit proceeds under one of the deferred annuity Alternative Elections specified in the Alternative Elections section of the Death Benefit
                              Provisions, then that Beneficiary, Joint Owner or
                              Successor Owner will become the continuing Owner and have the following options:

                              a) Terminate the Additional Earnings Rider and receive a one-time Annuity Value increase equal to the Additional Earnings Rider Amount. All future surrender/withdrawal charges on this amount, if any, will be waived.

                              b)    Continue the Additional Earnings Rider
                                    without the one-time Annuity Value increase.
                                    An Additional Earnings Rider Amount would then be paid in a lump sum upon the death of the continuing Owner and the Contract will terminate. This amount will be based on the Additional Earnings Factor and other calculation factors stated in this Rider.


LIMITATIONS                   The Joint Owner or Successor Owner provisions may
                              not be available under every Contract.
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TERMINATION                   This Rider terminates when the Contract is
                              annuitized or surrendered, or an Additional
                              Earnings Rider Amount is paid under the terms of this Rider. You may also terminate this Rider at any time by notifying Us at Our Office.

Signed for Us at Our Office in Clearwater, Florida.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                              /s/ William H Geiger
                                    Secretary